Exhibit 10.12

AMENDMENT TO
MINING ASSET PURCHASE
AND
STRATEGIC ALLIANCE AGREEMENT

THIS AMENDMENT TO MINING ASSET PURCHASE AND STRATEGIC ALLIANCE AGREEMENT (the “Amendment”), dated as of September 30, 2011, is made and entered into by and among GOLDEN PHOENIX MINERALS, INC., a Nevada corporation (“GPXM”) and SALA VALC, S.A.C, a Peruvian corporation (“SV”).

Recitals

A.           GPXM and SV are parties to that certain Mining Asset Purchase and Strategic Alliance Agreement dated as of June 1, 2011 (the “Agreement”), pursuant to which the parties agreed upon certain transfers of mining assets, properties and interests held by SV in consideration for certain payments of cash and shares of common stock of GPXM as well as the formation of a strategic alliance.

B.           GPXM and SV desire hereby to amend the Agreement as set forth herein.

Agreement

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Defined Terms.  Capitalized terms used but not defined in this Amendment shall have the meanings given thereto in the Agreement.

2.           Agreements and Amendments to the Agreement.

a.           The Agreement is hereby amended to the extent necessary to give effect to the provisions of this Amendment and to incorporate the provisions of this Amendment into the Agreement.  The Agreement, together with this Amendment, shall be read together and have effect so far as practicable as though the provisions thereof and the relevant provisions hereof are contained in one document.  To the extent of any inconsistency between this Amendment and the Agreement, this Amendment shall control.

b.           Section 1 is hereby deleted in its entirety.

c.           The first sentence of Section 2(a) is hereby amended to read as follows, with the amended portions highlighted in italics:

Upon Closing, ~~each of GPM and~~ SV shall unconditionally sell, transfer, assign and convey to a~~n Alliance Sub~~ Peruvian subsidiary of GPM formed for the purpose of owning and operating the Properties (hereinafter referred to as ~~“Porvenir ProductionCo”~~ “GPM Sub”) on the terms and conditions herein, all of ~~their respective~~ its rights, titles and interest in and to the Porvenir Production Property for such consideration as set forth in Section 2(b) below.

d.           GPXM and SV agree that the above definition of GPM Sub shall be used and applied in all instances in the Agreement in substitution of “Alliance Sub,” “HoldCo,” “Porvenir ProductionCo” or any variation thereof.

e.           Section 2(b) is hereby deleted and the following substituted therefore:

Consideration.  In consideration for a 100% interest, subject to the NSR (defined in Section 3(c) below, in the Porvenir Production Property, GPM shall: (A) make a cash payment to SV in the aggregate amount of $400,000, which the parties acknowledge has been previously paid; and (B) issue SV (or its affiliates or assigns) such number of shares of GPM common stock equal to $500,000, or 9,876,772 shares, based on a per share price equal to the 10-day trailing VWAP beginning from the closing price of the GPM stock as quoted by the OTC Bulletin Board on the date of the MOU (the “GPM Shares”), such shares being an obligation of GPM to issue to SV as of the date of the MOU, and accordingly, to be issued free of restrictive legend.  SV agrees to enter into a side letter agreement dated as of Closing between GPM, SV and a mutually agreed upon third party consultant (“Consultant”) whereby any sales of the GPM Shares will be at the direction of Consultant via SV’s grant of a limited power of attorney to Consultant, such that the GPM Shares will not be sold on the open market in amounts exceeding 500,000 shares in any given 30 calendar day period without the prior written consent of GPM, which consent shall not be unreasonably withheld and, so long as reasonably requested, will be provided within 48 hours of such request.

f.           Section 3(a) is hereby deleted and the following substituted therefore:

Purchase and Sale of Exploration Properties.  In consideration for the cash payment to SV of $300,000, acknowledged by the parties as previously paid, SV hereby agrees to the sale, transfer and assignment of a 100% interest in all of its right, title and interest in and to the Exploration Properties, subject to the NSR set forth in Section 3(c) below.  Further, GPM agrees, within 2 business days of Closing, to make the final payment of $30,000 on behalf of SV or its affiliates directly to the vendors of the Group of the Eight property, and a payment of $7,500 to SV or its designated affiliate.  The parties agree that GPM and David Caldwell, a shareholder, officer and director of SV and its affiliates, shall simultaneously herewith enter into a side letter agreement, confirming that the above payment shall constitute an accord and satisfaction of all remaining amounts owed under that certain Employment Separation and Severance Agreement dated January 19, 2010 between GPM and Mr. Caldwell.

g.           Section 3(b) is hereby deleted and the following substituted therefore:

Notes Convertible Into Restricted Shares.  In consideration for SV’s full and final assumption and satisfaction of all outstanding liabilities related to the Property, including, but not limited to, all expenses incurred by SV or its affiliates, officers, directors, shareholders, partners, managers, agents and assigns, all outstanding invoices of contractors, vendors, payment of outstanding wages and taxes, all as may be related to the Property or the Agreement, as well as partial consideration for the transfer of a 100% interest in the Property, GPM shall issue 2 convertible notes as of Closing as follows: (i) a convertible note in the amount of $500,000, with no interest to accrue thereon, which shall be repaid by conversion into restricted shares of GPM common stock, at a conversion price of $0.10 per share, or 5,000,000 shares, such conversion right vesting as of January 1, 2012, which note shall automatically convert on or before the maturity date of September 30, 2012 (“Note 1”); and (ii) a convertible note in the amount of $513,222.80, with no interest to accrue thereon, which shall be repaid by conversion into restricted shares of GPM common stock, at a conversion price of $0.10 per share, or 5,132,228 shares, such conversion right vesting as of January 1, 2012, which note shall automatically convert on or before the maturity date of September 30, 2012 (“Note 2” and collectively with Note 1, the “Notes”).  The vesting of the Notes shall also be subject to full and complete transfer of all titles to the Property in the name of GPM Sub, including submission of the necessary application and related documentation of transfer within 10 business days of Closing, and all observations of the mining authorities, if any, completed or corrected as necessary to finalize transfer of title on or before January 1, 2012.

h.           Section 3(c) is hereby deleted and the following substituted therefore:

NSR.  GPM shall grant SV a perpetual 3% net smelter return royalty (“NSR”) on the Property, to be recorded as a lien thereon, subject to an option in favor of GPM to purchase all or part of the NSR for a period of 36 months from the Closing according to the following schedule:

(i)    The first 1% of the NSR may be purchased for an aggregate purchase price of $500,000, so long as such purchase option is exercised on or before the date that is 12 months from Closing;

(ii)    The second 1% of the NSR may be purchased for an aggregate purchase price of $1,000,000, so long as such purchase option is exercised on or before the date that is 24 months from Closing; and

(iii)    The third 1% of the NSR may be purchased for an aggregate purchase price of $1,500,000, so long as such purchase option is exercised on or before the date that is 36 months from Closing.

Such NSR shall be subject to the terms and conditions outlined in Exhibit A, attached hereto and incorporated herein by reference, and shall include language requiring the issuance of the Notes and such shares underlying the Notes upon their due conversion as well as payment by GPM of the annual maintenance fees necessary to keep the concessions comprising the Property in good standing, such payments to be completed by May 1st of each applicable year, to be evidenced in writing to SV such that if GPM determines not to maintain any concession comprising the Property, SV will have the ability to make such payment and resume title.

i.           Sections 3(d)-(h) are hereby deleted in their entirety.

j.           Section 4 is hereby deleted and the following substituted therefor:

The closing of this Agreement “Closing” shall take place on the date of that certain Amendment to the Agreement between the parties hereto, dated September 30, 2011.

k.           GPXM and SV agree that the amended definition of Closing shall be used and applied in all instances in the Agreement.

l.           Sections 5(a)-(b), 6 and 16 are hereby deleted in their entirety.

m.           GPXM and SV further agree that the Agreement, as amended hereby, is ratified, confirmed, continued and shall remain effective in accordance with its terms.

3.           Miscellaneous Provisions.

a.           The Agreement as amended by this Amendment is hereby ratified, approved, confirmed and continued in each and every respect, and the parties hereto agree that the Agreement, as amended, remains in full force and effect in accordance with its terms.  All references to the Agreement in any other document or instrument shall hereafter be deemed to refer to the Agreement as amended hereby.

b.           This Amendment shall be governed by and construed in accordance with the laws of the State of Nevada, excluding that body of law relating to conflict of laws.

c.           This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

d.           This Amendment shall be binding upon and inure to the benefit of GPXM and SV, and their respective successors and assigns permitted by the Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

GPXM:

GOLDEN PHOENIX MINERALS, INC.

By:
Name:_______________________________
Title:________________________________

SV:

SALA VALC, S.A.C.

By:
Name:_______________________________
Title:________________________________

EXHIBIT A

TERMS OF NET SMELTER RETURN ROYALTY

The following terms shall govern the payment of the net smelter return royalty payable to SV as contemplated by Section 2(h) of the Amendment:

1.	In this exhibit:

(a)
“Metal Price” means for any Product the lower of the "LME cash" or the "3 months" price as per the Metal Bulletin published by the London Metal Exchange.  If trading on the London Metal Exchange is discontinued or interrupted, the Owner shall utilize a comparable commodity quotation, reasonably acceptable to the Payee, for the purposes of calculating the Net Smelter Returns;

(b)
“Net Smelter Returns” means for any period, the gross proceeds received by the Owner for all Product that is irrevocably and unconditionally sold by the Owner and credited to the account of the Owner by a smelter, refiner or other bona fide purchaser during the subject period (without deduction in respect of any other royalty in respect of the Property) less the following expenses if actually incurred by the Owner:

(i)
sales, use, gross receipt and severance taxes and all mining taxes, payable by the Owner or other operator of the Property, that are based directly upon, and actually assessed against, the value or quantity of Product sold or otherwise disposed of from the Property; but excluding any and all taxes based upon the net or gross income of the Owner or other operator of the Property, the value of the Property or the privilege of doing business, and other taxes assessed on similar basis;

(ii)
charges and costs, if any, for transportation (including but not limited to, direct insurance costs while in transit) of the Product from the Property to places where such Product are smelted, refined and/or sold or otherwise disposed of; and

(iii)
charges, costs (including assaying, sampling and sales costs) and all penalties, if any, charged by a smelter or refiner of the Product; but, if smelting and/or refining are carried out in facilities owned or controlled, in whole or in part, by the Owner, then the charges and costs for such smelting or refining of such Product shall be the lesser of: (A) the charges and costs the Owner would have incurred if such smelting or refining was carried out at the facilities that are not owned or controlled by the Owner and that are offering comparable services for comparable products; and (B) the actual charges and costs incurred by the Owner with respect to such smelting and refining;

(c)	“Owner” means the party paying the Royalty;

(d)	“Payee” means the party receiving the Royalty;

(e)	“Processor” means any smelter, refiner or other processor, purchaser or other user of the Product.

(f)
“Product” means all metals and minerals mined or otherwise recovered from the Property, whether in the form of doré, concentrates, tailings or otherwise, and all beneficiated or derivative products thereof;

(g)
“Royalty” means the amounts payable from time to time to the Payee and calculated as 3.00% of Net Smelter Returns (subject to an option in favor of the Owner to acquire the first 1.0% of the royalty for an aggregate purchase price of $500,000, the second 1.0% of the royalty for an aggregate purchase price of $1,000,000 and the third 1.0% of the royalty for an aggregate purchase price of $1,500,000), as described in Section 2(h) of this Amendment.

2.
Payment of the Royalty by the Owner to the Payee shall be made periodically within fifteen (15) days after receipt by the Owner of any funds pertaining to the Property from any smelter or refiner.  A statement containing pertinent information in sufficient detail to explain the calculation of the Royalty payment will be provided to the Payee within 30 days following the end of each fiscal quarter (the "applicable period") of the Owner.

3.
With respect to precious metals produced from the Property, the Payee may, at its option, elect to receive payment of the Royalty in-kind at the time such precious metals are produced at the refinery where the final product is produced.  The value of any in-kind payment of the Royalty hereunder shall be based on the Metal Price at the time the Royalty payment is due and payable.

4.
Owner also agrees that this Royalty shall be recorded and registered with the appropriate mining authority in Peru and further agrees to the issuance of the Notes and such shares underlying the Notes upon their due conversion as set forth in Section 2(g) of the Amendment as well as payment by Owner of the annual maintenance fees necessary to keep the concessions comprising the Property in good standing, such payments to be completed by May 1st of each applicable year, to be evidenced in writing to Payee.